Exhibit 10.40

FIRST AMENDMENT TO OFFICE LEASE AGREEMENT

THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (“First Amendment”) is made and entered into this 23rd day of May, 2013, to be effective as of the 1st day of April, 2013 (“Effective Date”), by and between CALIBER INVESTMENT GROUP LLC, a Delaware limited liability company (“Landlord”) and DIAMONDBACK E&P LLC, a Delaware limited liability company (“Tenant”).

R E C I T A L S:

A. Landlord, which is the owner of the office building located at 14301 Caliber Drive, Oklahoma City, County of Oklahoma, State of Oklahoma, currently known as “One Caliber Park at Quail Springs” (the “Building”) and Windsor Permian LLC, a Delaware limited liability company (“Windsor”) entered into that certain Office Lease Agreement dated as of June 1, 2012 (the “Original Lease”) for the lease of eight thousand ten (8,010) square feet located on the third (3rd) floor of the Building, commonly known as Suite 300, as depicted on Exhibit “B” to the Original Lease (the “Original Premises”).

B. Effective as of June 1, 2012, Windsor assigned all of its right, title and interest under the Original Lease to Tenant, Tenant assumed all of the obligations of the tenant, i.e., Windsor, under the Original Lease, for all purposes, and the Landlord consented to such assignment and assumption by Windsor and Tenant by means of that certain Assignment and Assumption of Office Lease Agreement made and entered into by and between Landlord, Windsor, and Tenant, dated June 1, 2012, to be effective that same date (the “Assignment”).

C. Landlord is now desirous of increasing the size of its Leased Premises on the third (3rd) floor of the Building by leasing a total of eight hundred eighty-three (883) square feet of additional space for its exclusive use, a portion of which space is being released and relinquished this same date by the only other tenant of the third (3rd) floor of the Building, namely, Everest Operations Management LLC, a Delaware limited liability company (“Everest”), with the consent of the Landlord, which will result in increasing the total rentable square footage being leased by Tenant from Landlord on the third (3rd) floor of the Building for Tenant’s exclusive use to four thousand eight hundred four (4,804) rentable square feet. As a consequence of Tenant’s desire to increase the amount of square footage that is subject to its exclusive use on the third (3rd) floor of the Building, Tenant’s pro rata portion of the Common Areas allocated to it under the Original Lease will be increased accordingly by two hundred ninety-seven (297) square feet, resulting in the total amount of the Common Areas allocated to Tenant by virtue of this First Amendment being four thousand three hundred eight-six (4,386) square feet. Accordingly, as a result of the increase in Tenant’s area of exclusive use of the Leased Premises and the concomitant increase in the portion of the Third Floor Common Areas allocated to the Tenant, the Approximate Rentable Area in the Premises, as that term is defined in the Original Lease, shall be increased from eight thousand ten (8,010) square feet to a total of nine thousand one hundred ninety (9,190) square feet. This First Amendment will make corresponding proportionate increases in the Base Rent and the Tenant’s Pro Rata Share under the Original Lease, with all of the other terms of the Original Lease to remain in full force and effect as originally stated.

D. Landlord is willing to enter into this First Amendment in order to evidence the increase in the Premises being leased by Tenant from Landlord on the third (3rd) floor of the Building, as of the Effective Date, upon the concomitant release by Everest of a portion of its leased premises on the third (3rd) floor, and to make the amendments to increase the Approximate Rentable Area in the Building, the Base Rent and the Tenant’s Pro Rata Share from what is stated in the Original Lease that are necessitated thereby.

E. Accordingly, Landlord and Tenant are desirous of entering into this First Amendment in order to amend, modify and supplement the provisions of the Original Lease in certain specific respects, including, without limitation, the increase of the size of the Leased Premises, and the concomitant increase in the Base Rent and in the Tenant’s Pro Rata Share under the Original Lease, as are described in the above and foregoing Recitals.

NOW, THEREFORE, in consideration of, and in order to effect the purposes described in the above and foregoing Recitals, which are hereby incorporated into the substantive provisions of this First Amendment, below, of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Landlord and the Tenant, the Landlord and the Tenant do hereby agree to amend the Lease in the following specific respects (effective as of April 1, 2013) with all of the remaining terms thereof to remain in full force and effect as originally stated, and to otherwise covenant and agree as follows:

ARTICLE I.

DEFINITIONS

Except as otherwise defined in this First Amendment, or specifically amended and restated in this Article I of this First Amendment, below, all capitalized terms utilized in this First Amendment shall have the same meaning ascribed to those terms in the Original Lease. Certain of the Definitions as set forth in Article 1 of the Original Lease are hereby specifically amended and completely restated, effective as of the Effective Date, such that those definitions shall, for all purposes under the Original Lease, as amended by this First Amendment, read from and after the said Effective Date hereof as specifically set forth below:

“1.D.

“Approximate Rentable Area in the Premises shall mean the area contained within the demising walls of the Premises and any other area designated for the exclusive use of Tenant, plus an allocation of the Tenant’s proportionate share of the square footage of the “Third Floor Common Areas” (as defined below). The Landlord is leasing to Tenant hereunder: (i) four thousand eight hundred four (4,804) rentable square feet of the third (3rd) floor of the Building, commonly known as Suite 300, for Tenant’s exclusive use as depicted in the color Yellow on the floor plan of the third (3rd) floor of the Building, which is attached hereto as Exhibit A to this First Amendment and by this reference thereto made an integral part hereof for all purposes, and (ii) the right to use all of the third

(3rd) floor Common Areas, as depicted in the colors Gray and White on Exhibit A hereto, which Third Floor Common Areas constitute a total of six thousand eight hundred fifty-seven (6,857) square feet of the third (3rd) floor. Tenant’s proportionate share of the said Third Floor Common Areas is based on the ratio of the rentable square feet which it leases for its exclusive use on the third (3rd) floor, i.e., four thousand eight hundred four (4,804) rentable square feet, compared to the rentable square feet being leased to the only other Tenant of the third (3rd) floor, i.e., Everest Operations Management LLC (“Everest”), for its exclusive use, i.e., two thousand seven hundred seven (2,707) rentable square feet. The resultant ratio is sixty-three and ninety-six one hundredths percent (63.96%). Thus, the portion of the third (3rd) floor Common Areas which are being allocated to Tenant’s Leased Premises for purposes of this Lease is four thousand three hundred eighty-six (4,386) square feet (i.e., 63.96% x 6,857 square feet). As a result, Tenant’s Approximate Rentable Area in the Premises shall, for all purposes in this Lease, be deemed to be the sum of the rentable square feet for Tenant’s exclusive use on the third (3rd) floor, i.e., four thousand eight hundred four (4,804) rentable square feet, plus Tenant’s proportionate share of the Third Floor Common Areas, i.e., four thousand three hundred eighty-six (4,386) square feet, constituting a total of nine thousand one hundred ninety (9,190) square feet.”

1.E.	“Base Rent shall mean the amount of Base Rent, i.e., exclusive of Additional Rent, to be paid by Tenant to Landlord, in advance and without prior notice or demand, in monthly installments on the first (1st) day of each month. From and after the Effective Date of this First Amendment, and continuing on the first (1st) day of each month thereafter during the Term, Tenant shall pay monthly Base Rent to Landlord in the following amount:

Base Rent Schedule
Monthly Base Rent Schedule	Monthly Base Rent
April 1, 2013 – August 31, 2017	$19,145.83

The Base Rent is calculated based upon a rate of $25.00 per rentable square foot, per annum, from April 1, 2013 until the Termination Date of August 31, 2017 (as defined below).”

1.R.

“Premises shall mean the four thousand eight hundred four (4,804) rentable square feet of the third (3rd) floor of the Building designated for Tenant’s exclusive use, as depicted in the color Yellow on the floor plan of the third (3rd) floor attached to this First Amendment as Exhibit A, and the right to use all of the Third Floor Common Areas, as depicted in the colors Gray and White on Exhibit A to this First Amendment, which Third Floor Common Areas contain a total of six thousand eight hundred fifty-seven (6,857) square feet. For purposes of this Original Lease, as amended by this First Amendment, Tenant’s proportionate share of the Third Floor Common Areas (as determined in the manner set forth in Section 1.D, above) is deemed to be 63.96% thereof, i.e., four thousand three hundred eighty-six (4,386) square feet, resulting in the Premises totaling nine thousand one hundred ninety (9,190) square feet of the third (3rd) floor of the Building for all purposes under this Lease.”

1.T.	“Notice Addresses shall mean the following addresses for Tenant and Landlord, respectively:

If to Tenant:	Diamondback E&P LLC
Attn: Tracy Dick, Chief Financial Officer
14301 Caliber Drive, Suite 300
Oklahoma City, Oklahoma 73134
Telephone: 405.463.6968
Facsimile: 405.463.6967

If to Landlord:	Caliber Investment Group LLC
Attn: Matthew Austin, President
14301 Caliber Drive, Suite 300
Oklahoma City, Oklahoma 73134
Telephone: 405.600.1101
Facsimile: 405.286.5927

With a copy to:	Wexford Capital LLC
Attn: Phillip Braunstein
411 West Putnam Avenue
Greenwich, Connecticut 06830
Telephone: 203.862.7033
Facsimile: 203.862.7333

Payment of monthly rental shall be made payable to the order of:

Caliber Investment Group LLC

14301 Caliber Drive, Suite 300

Oklahoma City, Oklahoma 73134

or such other name and address as Landlord shall, from time-to-time, designate.

ARTICLE II.

NO FURTHER AMENDMENTS

Except to the extent specifically amended by the provisions of this First Amendment, all of the terms and provisions of the Original Lease, shall remain in full force and effect by and between the Landlord and the Tenant as originally stated therein. To the extent that there is any conflict between the provisions of this First Amendment and the provisions of the Original Lease, the provisions of this First Amendment shall be deemed to prevail for all purposes.

ARTICLE III.

MISCELLANEOUS PROVISIONS

A. Integration. This First Amendment and the Original Lease constitute the entire agreement by and between the Landlord and the Tenant pertaining to the lease of the Premises by the Tenant from the Landlord and the subject matter thereof and supersede all prior agreements and understandings, written or oral, pertaining thereto between the Landlord and the Tenant. This First Amendment and/or the Original Lease may not be modified or amended except by mutual written agreement of Landlord and Tenant, stating that it is intended to be an amendment or modification of the First Amendment and/or the Original Lease, and making specific reference to the portion of the First Amendment and/or the Original Lease intended to be modified or amended thereby and otherwise in accordance with the terms and conditions of the Original Lease.

B. Binding Effect. The terms and conditions of this First Amendment shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Landlord and the Tenant.

C. No Third Party Beneficiaries. Execution of this First Amendment by the Landlord and Tenant is not intended to, and does not confer any benefits or rights on (contractually or otherwise), any person who is not a party to this First Amendment.

D. Counterparts. This First Amendment and the documents and instruments attached hereto may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together, shall constitute one and the same instrument binding on all parties who have executed this First Amendment notwithstanding that all of those parties are not signatory to the original or the same counterpart.

IN WITNESS WHEREOF, this First Amendment has been executed and delivered by and between the Landlord and the Tenant as of the date first set forth above to be effective as of the Effective Date.

LANDLORD:	CALIBER INVESTMENT GROUP LLC, a Delaware limited liability company

	By:	/s/ Matthew Austin
	Name:	Matthew Austin
	Title:	President

	Date:	May 23, 2013, to be effective as of April 1, 2013

TENANT:	DIAMONDBACK E&P LLC, a Delaware limited liability company

	By:	/s/ Tracy Dick
	Name:	Tracy Dick
	Title:	Chief Financial Officer

	Date:	May 23, 2013, to be effective as of April 1, 2013

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

IN

ONE CALIBER PARK AT QUAIL SPRINGS

This Exhibit A – Outline and Location of Premises—is attached to and made a part of the First Amendment to Office Lease Agreement dated effective as of April 1, 2013, between CALIBER INVESTMENT GROUP LLC, a Delaware limited liability company (“Landlord”) and DIAMONDBACK E&P LLC, a Delaware limited liability company (“Tenant”) for space known as Suite 300 in the Building located at 14301 Caliber Drive, Oklahoma City, Oklahoma, 73134, known as One Caliber Park at Quail Springs.